Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 16, 2012 relating to the financial statements of Nordic American Tankers Limited and Management’s annual report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Nordic American Tankers Limited for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte AS

Oslo, Norway
August 30, 2012